GRASSI
ADVISORS & ACCOUNTANTS

September 8, 2023

Securities and Exchange Commission
100 F Street NE
Washington, DC 20549

Dear Ladies and Gentlemen:

We are former independent registered public accounting firm for Millennium Sustainable Ventures Corp. (the "Company"). We have read the Company's disclosure set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated September 8, 2023 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

Grassi & Co., CPAs, P.C.